EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated July 12, 2013, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Culp, Inc. on Form 10-K for the fiscal year ended April 28, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Culp, Inc. on Forms S-8 (File No. 333-59512 effective April 26, 2001, File No. 333-59514 effective April 25, 2001, File No. 333-27519 effective May 21, 1997, File No. 333-101805 effective December 12, 2002, File No. 33-13310 effective March 20, 1987, File No. 33-37027 effective September 18, 1990, File No. 33-80206 effective June 13, 1994, File No. 33-62843 effective September 22, 1995, and File No. 333-147663 effective November 27, 2007), and on Form S-3 and Form S-3/A (File No. 333-141346 effective March 16, 2007).

/s/ Grant Thornton LLP

Raleigh, North Carolina
July 12, 2013